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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-121263


                  FINAL TERMS NO. 1791 DATED 6TH DECEMBER 2007

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$ 28,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2011,
CURRENTLY TOTALING A$ 3,411,395,000.00 (A$ 2,337,370,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated March 14, 2000 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

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1.    (i)   Issuer:                         Queensland Treasury Corporation

      (ii)  Guarantor:                      The Treasurer on behalf of the Government of
                                            Queensland

2.          Benchmark line:                 2011
                                            (to be consolidated and form a single series
                                            with QTC 6% Global A$ Bonds due 14 June, 2011 ,
                                            ISIN US748305C27)

3.          Specific Currency or            AUD ("A$")
            Currencies:

4.    (i)   Issue price:                    97.141%

      (ii)  Dealers' fees and commissions   No fee or commission is payable in respect of
            paid by Issuer:                 the issue of the bond(s) described in these
                                            final terms (which will constitute a "pricing
                                            supplement" for purposes of any offers or sales
                                            in the United States or to U.S. persons).
                                            Instead, QTC pays fees
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                                            and commissions in accordance with the procedure
                                            described in the QTC Offshore and Onshore Fixed
                                            Interest Distribution Group Operational
                                            Guidelines.

5.          Specified Denominations:        A$1,000

6.    (i)   Issue Date:                     10TH December 2007

      (ii)  Record Date (date on and from   6 June/6 December
            which security is
            Ex-interest):

      (iii) Interest Payment Dates:         14 June/14 December

7.          Maturity Date:                  14 June 2011

8.          Interest Basis:                 6 per cent Fixed Rate

9.          Redemption/Payment Basis:       Redemption at par

10.         Change of Interest Basis or     Not Applicable
            Redemption/Payment Basis:

11.   (i)   Status of the Bonds:            Senior and rank pari passu with other senior,
                                            unsecured debt obligations of QTC

      (ii)  Status of the Guarantee:        Senior and ranks pari passu with all its other
                                            unsecured obligations

12.         Method of distribution:         Non-syndicated

                      PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.         Fixed Rate Note Provisions
            Applicable

      (i)   Rate(s) of Interest:            6 percent per annum payable semi-annually in
                                            arrears

      (ii)  Interest Payment Date(s):       14 June and 14 December in each year up to and
                                            including the Maturity Date

      (iii) Fixed Coupon Amount(s):         A$30 per A$1,000 in nominal amount

      (iv)  Determination Date(s):          Not Applicable

      (v)   Other terms relating to the     None
            method of calculating
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            interest for Fixed Rate
            Bonds:

                       PROVISIONS RELATING TO REDEMPTION

14.         Final Redemption Amount:        A$1,000 per bond of A$1,000 Specified
                                            Denomination (N.B. If the Final Redemption
                                            Amount is different from 100% of the nominal
                                            value the Notes will be derivative securities
                                            for the purposes of the Prospectus Directive and
                                            the requirements of Annex XII to the Prospectus
                                            Directive Regulation will apply and the Issuer
                                            will prepare and publish a supplement to the
                                            prospectus supplement)

15.         Early Redemption Amount(s)      Not Applicable
            payable on redemption for
            taxation reasons or on event
            of default and/or the method
            of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.         Form of Bonds:                  Permanent Global Note not exchangeable for
                                            Definitive Bonds

17.         Additional Financial            Not Applicable
            Centre(s) or other special
            provisions relating to
            Payment Dates:

18.         Talons for future Coupons or    No
            Receipts to be attached to
            Definitive Bonds (and dates
            on which such Talons mature):

19.         Other terms or special          Not Applicable
            conditions:

                                  DISTRIBUTION

20.   (i)   If syndicated, names and        Not Applicable
            addresses of Managers and
            underwriting commitments:

      (ii)  Date of Dealer Agreement:       6th December 2007 (the "Trade Date")

      (iii) Stabilizing Manager(s)
            (if any):                       Not Applicable

21.         If non-syndicated, name and     WESTPAC BANKING CORPORATION
            address of relevant Dealer:     LEVEL 4
                                            255 ELIZABETH STREET
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                                            SYDNEY NSW 2000

            Whether TEFRA D or TEFRA C      TEFRA Not Applicable
            rules applicable or TEFRA
            rules not applicable:

23.         Additional selling              Not Applicable
            restrictions:
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LISTING APPLICATION

These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    -------------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

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1.          LISTING

(i)         Listing:                        Bourse de Luxembourg.

(ii)        Admission to trading:           Application has been made for the bonds to be
                                            admitted to trading on the regulated market of
                                            the Bourse de Luxembourg with effect from the
                                            Issue Date.

2.          RATINGS

            Ratings:                        The bonds to be issued have been rated:

                                            S&P:     AAA
                                            Moody's: Aaa

                                            An obligation rated 'AAA' by S&P has the highest
                                            credit rating assigned by Standard & Poor's. The
                                            obligor's capacity to meet its financial
                                            commitment on the obligation is extremely
                                            strong.

                                            Obligations rated Aaa by Moody's are judged to
                                            be of the highest quality with minimal credit
                                            risk.
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                                            A credit rating is not a recommendation to buy,
                                            sell or hold securities and may be revised or
                                            withdrawn by the rating agency at any time. Each
                                            rating should be evaluated independently of any
                                            other rating.

3.          INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.          REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)         Reasons for the Offer:          See "Use of Proceeds" section in the prospectus
                                            supplement.

(ii)        Estimated net proceeds:         Not Applicable.

(iii)       Estimated total expenses:       Not Applicable.

5.          YIELD

            Indication of yield:            6.91%

                                            Calculated as 7 basis points less than the yield
                                            on the equivalent A$ Domestic Bond issued by the
                                            Issuer under its Domestic A$ Bond Facility on
                                            the Trade Date.

                                            The yield is calculated on the Trade Date on the
                                            basis of the Issue Price. It is not an
                                            indication of future yield.

6.          OPERATIONAL INFORMATION

(i)         ISIN Code:                      US748305BC27

(ii)        Common Code:                    010926238

(iii)       CUSIP Code:                     748305BC2

(iv)        Any clearing system(s) other    Not Applicable
            than Depositary Trust Company,
            Euroclear Bank S.A./N.V. and
            Clearstream Banking, societe
            anonyme and the relevant
            identification number(s):

(v)         Delivery:                       Delivery free of payment

(vi)        Names and addresses of          Not Applicable
            additional Paying Agent(s)
            (if any):
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